RALLY

Bill of Sale

As of March 10, 2021

This bill of sale (the “Bill of Sale”) records the purchase between RSE Archive, LLC (“Purchaser” or “us”) and Goldin Auctions (“Seller”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”). This Bill of Sale may be modified or amended only with the prior written consent of Purchaser.

Asset:	#GIANNIS2
Description:	2013 Panini National Treasures #130 Giannis Antetokounmpo Signed Jersey Patch Rookie Card graded BGS GEM MINT 9.5
Total Acquisition Cost:	$ 360,000.00
Consideration: Cash (%) Equity (%) Total	$ 360,000.00 (100%) $ 0 (0%) $ 360,000.00 (100%)